Republic

Realm Metaverse Real Estate

A diversified portfolio of digital real estate NFTs across various metaverses.


Republic
Realm
Invest In The Metaverse

✓ FULLY RESERVED

$75,000,000

Offering fully reserved

15,706

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Highlights

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- Featured in CNBC, NYT, Bloomberg, Reuters, Coindesk, Hypebeast, and more
- Among the largest NFT RE owners in Sandbox, Axie Infinity, and Decentraland
- Strategy to develop and operate parcels to maximize returns
- Return on invested capital of more than 145.26% since March 2021
- Managed by Republic Realm, Inc., a leading investor in metaverse and NFTs

By confirming my reservation/investment, I acknowledge that my contact information (such as full name and email address) and reservation and investment amount details will be shared with Realm Metaverse Real Estate Inc., who may send communication via email, social media, and/or other channels.

Overview

Realm Metaverse Real Estate's ("Realm") business objective and strategy is to achieve attractive risk-adjusted returns primarily through the acquisition, management, development and sale of digital parcels in blockchain-based metaverses in the form of non-fungible tokens ("NFTs").

Realm is focused on acquiring, managing, developing, and selling digital parcels across various crypto-based metaverses. By employing a unique combination of experience and knowledge in the real estate, development and digital asset management industries, Realm will seek to generate an attractive return on investment, while contributing to the growth, prosperity, and communities in these virtual worlds.

Metaverse overview

> **The metaverse is a** vision that spans many companies — the whole industry. You can think about it as the **successor to the mobile internet.** And it's certainly not something that any one company is going to build, but I think a big part of our next chapter is going to hopefully be contributing to building that, in partnership with a lot of other companies and creators and developers. But you can think about the metaverse as **an embodied internet,**

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couldn't necessarily do on a 2D app or webpage, like
dancing, for example, or different types of fitness.
— MARK ZUCKERBERG
July 22, 2021

What is the Metaverse?

The metaverse is an alternate digital reality where people socialize, work, play, and transact. Metaverses built on the blockchain are self-contained virtual cities, games, and economies that simulate real-world interactions. The metaverse bridges the gap between the digital and physical worlds, offering new, exciting methods of interaction. Blockchain-based metaverses distribute ownership and value through native cryptocurrency tokens to their users, players, and land-owners.

Digital Real Estate Investing

Investment in digital real estate occurs through the purchase and exchange of non-fungible tokens (or NFTs), a special type of cryptographic token which represents something unique; non-fungible tokens are thus not mutually interchangeable. This is in contrast to cryptocurrencies like bitcoin, and many network or utility tokens that are fungible in nature. Each NFT is distinct or unique, it is indivisible and it is not interchangeable.

Strategy

Realm invests in virtual worlds, or metaverses, built on the blockchain. Our asset management strategy is inspired by traditional real estate investment strategies. We look to acquire, manage, and develop virtual real estate, following three core tenets below.


Long-term Hold
We buy and hold for the long term, targeting capital appreciation.
We seek out relative value through:
• Public auctions (with early access)
• Private sales
• Joint ventures
• Token sales DAOs
Development
We develop metaverse real estate with our in-house design & development team including:
• Master planned communities
• Retail shopping malls
• Speculative developments
• Corporate build-to-suit
• Event spaces
We also develop in-metaverse games.
Strategic Partnerships
We partner with gaming guilds to earn recurring revenue on our gaming metaverses, rent land to blockchain and real world brands and provide liquidity to NFT loans.

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the digital asset's location with respect to potential neighbors may add value, and the digital asset's potential use cases and development viability.

We do not intend to actively trade (or "flip") the digital parcels it acquires. Instead, we generally employ a "buy and hold" strategy, and may sell or dispose of assets when when favorable opportunities present themselves.

Portfolio

As of November 2, 2021, Realm has made investments into 13 different metaverses.



Other Metaverse Assets
5.4%
TreeVerse
2.3%
Somnium Space
2.9%
Mirandus
1.6%
CryptoVoxels
4.9%
Axie Infinity
21.1%
Decentraland
16.5%
The Sandbox
45.3%

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The Sandbox - The Sandbox is a virtual Metaverse where players can play, build, own, and monetize their virtual experiences. This platform seeks to empower artists, creators, and players to build what they have always envisioned, providing the means to unleash their creativity. Using blockchain technology and NFTs, users can build the virtual economy of the future in their created spaces.

Decentraland - Decentraland is a virtual reality platform powered by the Ethereum blockchain. Users can create, experience, and monetize content and applications. Land in Decentraland is permanently owned by the community, giving them full control over their creations. Users claim ownership of virtual land on a blockchain-based ledger of parcels. Landowners control what content is published to their portion of land, which is identified by a set of cartesian coordinates (x,y). Contents can range from static 3D scenes to interactive systems such as games.

CryptoVoxels - Cryptovoxels is a virtual world built on the ethereum block chain. The world consists of a city called Origin City, which has "streets" that are owned by The Corporation, and "parcels" that are owned by individual people. If you have an ethereum wallet, you can buy a parcel. This world functions primarily as a display for users' NFTs and art.

Somnium Space - Somnium Space is an open, social & persistent Virtual Reality platform built on the Blockchain. In this platform, one can buy land, build or import NFTs and instantly use or monetize them. The universe is shaped entirely by players. Somnium seeks to build out their entire platform primarily using VR technology.

Axie Infinity - In Axie Infinity, players buy, breed, and pit monsters called Axies against each other to win in-game currency—called small love potions—that can be exchanged for fiat cash ($). This business model is known as play-to-earn, where players earn crypto rewards for playing a game. Axie Infinity has brought the play-to-earn model to the masses, and is currently in the process of upgrading their offering with a virtual land platform, more commonly referred to as a metaverse.

Embersword - Embersword is an ambitious MMORPG style game with a play-to-earn component built on the blockchain that seeks to be chain agnostic. The game is set to be partially owned and maintained by its player base using in-game incentives like land ownership, stat upgrades, and guilds. The game seeks to create a loyal player base of experienced fantasy RPG fanatics while also burgeoning a healthy economy within its ecosystem.

DeHorizon - DeHorizon's metaverse, DeVerse, is a game that will let you explore a vast world built on the blockchain with the ability to participate in many different activities. Players will get to mint unique NFT monsters, embark on quests, do battle with each other, and even play their own version of Quidditch. DeHorizon also seeks to provide a play-to-earn component in game.

Bit.Country - Bit.Country enables everyone to start their own metaverse for their people with the 3D world, NFTs, play-to-earn & build communities to earn, and takes community engagement to a new dimension on web3.0. In Bit.Country, everyone can start their own metaverse for their fans, followers, and group members! Bit.Country enables users to truly own their community and bring in the power of a tokenized economy! Create a virtual world with NFTs for your Telegram group, Wechat group, Twitter followers, or Facebook group.

HighStreet - Highstreet bridges the physical and digital worlds with a brand new MMORPG. Built natively with Unity and Blockchain technology, Highstreet provides real products with additional utilities by turning them into in-game items. With a

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the end of this year. It aims to create a community-owned and driven metaverse where digital assets can be brought together in a single realm. On joining Nifty Island, every new citizen is given their separate island and a customizable avatar. They can play games, display their NFT collections, trade NFTs, and get incentives for playing and contributing content to the gameverse.

Cradles - Cradles: Origin Of Species begins in prehistoric times. A blockchain game, Cradles allows real-world time and space rules to mesh in a game for the first time with the introduction of the time and entropy system. Cradles adopts a dual token economic model that combines traditional money with a cryptocurrency design. Crystals, the in-game currency, has an inflation rate controlled by smart contracts. Cradles proposes a new gaming concept: "Play to Enjoy, Enjoy to Earn."

Treeverse - Treeverse is an open-world, fantasy and sci-fi based MMORPG with an action-packed MOBA-style combat system. Slay beasts, forge mighty weapons, lure the biggest fish, form guilds, defeat dungeons and explore the deep lore. The living world of Treeverse awaits those bold enough to conquer it.

Note, one investment is currently confidential and cannot be disclosed.

Developments


Our Development Principles
Placemaking
We apply a multi-faceted approach to the planning, design and management of spaces in the metaverse that are designed to encourage and feed the community's interests and aspirations with the intention of creating spaces that promote happiness and improve collaboration and interaction.
Urban Planning
We think of our team as urban planners in the metaverse, and we approach real estate development as a technical process that incorporates the physical form, economic functions, and social impacts. Urban planning concerns itself with both the development of open land and the activation of existing features, thereby involving goal setting, data collection and analysis, forecasting, design, strategic thinking, and public consultation.
Value Creation
We create value by developing districts and bringing anchor tenants and experiential pop-ups. We build assemblages by acquiring adjacent parcels that allow for more dense developments, a process which unlocks value.

Fantasy Islands

In August 2021, we architected the first-of-its-kind metaverse real estate NFT development, Fantasy Islands. The sale sold out within 24 hours. The Fantasy Islands development is a luxury, master-planned community in The Sandbox, anchored by 100 unique islands with adjacent land parcels that we are developing into community spaces. Fantasy Island owners will own a land parcel (in the form of an NFT) as well as a unique, 3D villa on top that will allow for an interactive and gamified experience, also in the form of an NFT.

Below is a walk through of one of the villas as well as some renderings of the villa varieties.


Fantasy Islands: Pinkyteau Walkthrough

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FROSTBITE VILLA
Artist's Rendering
Artists' renderings should not be relied
upon as representations, express or implied,
of the final detail of the proposed improvements.
FANTASY ISLANDS
by Republic


TIKILA VILLA
Artist's Rendering

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Artists' renderings should not be relied
upon as representations, express or implied,
of the final detail of the proposed improvements.
FANTASY ISLANDS
by Republic

Metajuku

Launched in June 2021, Metajuku is a shopping district in Decentraland developed by Republic Realm, with stores leased and operated by third-party digital wearables brands.


Decentraland Metajuku Shopping District


モスバーガー
B1
オノデン

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Republic Trading Floor

A central investment hub in Decentraland where investors can exchange ideas and learn about new offerings, modeled after the New York Stock Exchange and the Louvre Pyramid.


Republic

Republic Realm HQ

A corporate HQ and conference center in the metaverse, designed as a meeting and gathering space for Republic Realm-related events.



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Realm Retreat

A social gathering space in Decentraland to meet and spend time with friends featuring an NFT art gallery, a plunge pool, a rooftop lounge and a conference center.


ery
REALM
Retreat
HOTEL BLANC

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In 2020, the total annual transaction volume for NFTs was $338M. 2021 saw an explosion of growth nearly quadrupling to $1.2B in transaction volume in Q1 alone, followed by $1.3B in Q2 2021 and a blockbusting $10.7B in Q3 2021, according to data from DappRadar. Virtual real estate and metaverse assets have seen rapid growth as well. Over the past two quarters, Q2 and Q3 2021, there has been over $107M in transaction volume (data from nonfungible.com). As displayed in the charts below, there is a steep upward trend in sales volume, price, and number of transactions each week for metaverse real estate assets.

The metaverse opportunity is enormous. Pitchbook research predicts that the market will be valued in the hundreds of billions of dollars by 2022, and will cross the trillion dollar threshold by 2030.


Past 3 Months Metaverse Weekly Land Total Sales Volume by Week
$30.0m
$25.0m
$20.0m
$15.0m
$10.0m
$5.0m
$.0m
8/4/21
8/11/21
8/18/21
8/25/21
9/1/21
9/8/21
9/15/21
9/22/21
9/29/21
10/6/21
10/13/21
10/20/21
10/27/21
11/3/21

Source: nonfungible.com.


Past 3 Months Average Asset Sale Price by Week
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000

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Source: nonfungible.com.


Past Month Number of Metaverse Land Sales by Week
4500
4000
3500
3000
2500
2000
1500
1000
500
0
10/4/21 10/5/21 10/6/21 10/7/21 10/8/21 10/9/21 10/10/21 10/11/21 10/12/21 10/13/21 10/14/21 10/15/21 10/16/21 10/17/21 10/18/21 10/19/21 10/20/21 10/21/21 10/22/21 10/23/21 10/24/21 10/25/21 10/26/21 10/27/21 10/28/21 10/29/21 10/30/21 10/31/21 11/1/21 11/2/21 11/3/21 11/4/21

Source: nonfungible.com.

Metaverse Market Size Forecast


Market Size Estimates
Metaverse
$1.6T
$1.28T
$960B
$640B
$320B
$0
2019
2020
2021
2022
2024
2030
Median Market Estimate
Smallest Market Estimate
Largest Market Estimate

Source: Pitchbook.com, November 11, 2021

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As of November 2, 2021, Realm's return on invested capital since inception is 145.26%. The Net Asset Value ("NAV") per share of common stock was $205.57 net of fees.

Components of NAV	**November 2, 2021**
Investments in Metaverse Assets	$ 11,454,790
Other Investments	$ 6,057,495
Investments in unconsolidated entities	$ -
Cash and cash equivalents	$ 3,289,888
Cryptocurrency holdings	$ 6,116,735
Base Management Fee payable	$ (18,422)
Accounts payable	$ -
Net asset value before management incentive fees	$ 26,900,486
Number of outstanding shares before management incentive fees	114,416
Net asset value per share before management incentive fees	$ 235.11
Incentive Management Fee Calculation	
Previous Period Net Asset Value per Share	$ 100.00
Change in Net Asset Value per Share	$ 135.11
Accrued Incentive Management per Share (25% of difference)	$ 33.78
Shares to be issued to Manager for Incentive Management Fee	16,438
Shares outstanding including accrued Incentive Management Fee	130,857
Net asset value per share after accrued Incentive Management Fee	**$ 205.57**

The table below provides a summary of our investments in metaverse assets as of November 2, 2021.

Metaverse	**# of Parcels**	**Cost Basis**	**Current Value***	**Return on Investment**	**% of Metaverse Portfolio**
Decentraland	294	$1,231,922	$1,894,302	53.77%	16.54%

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Mirandus	3	$180,132	$180,132	0.00%	1.57%
Somnium Space	20	$138,323	$334,332	141.70%	2.92%
TreeVerse	99	$190,777	$267,112	40.02%	2.33%
EmberSword	6	$509	$3,593	605.89%	0.03%
Other Metaverse Assets		$429,958	$613,816	42.76%	5.36%
Total Portfolio	**1,935**	**$4,670,444**	**$11,454,790**	**145.26%**	**100.00%**

Note: Past performance is not indicative of future results.

Net Asset Value ("NAV") for our common stock is calculated using a process that reflects, (1) the estimated values of each of our portfolio assets and investments, including related liabilities, based upon (i) independent third-party valuation reports which primarily rely on comparable sales information, and (ii) for portfolio assets that have development or value add plans, progress along such development or value add plan and (2) the price of liquid assets for which third-party market quotes are available, such as coinmarketcap.com or another reputable third-party pricing source.

Notes to Valuation of Metaverse Assets:

1. Decentraland: current value includes adjustment in value equal to costs incurred related to the developments of certain parcels.
2. Sandbox: current value includes adjustment in value to reflect the Company's ownership of 10 Fantasy Islands at an estimated value of 66.6 ETH each which was based on recent sales.

* Valuations based on acquisition price or publicly available pricing information from coinmarketcap.com

Team

Republic Realm is one of the most active investors in and developers of the metaverse real estate ecosystem. We invest in, manage, and develop assets including NFTs, virtual real estate, metaverse platforms, gaming, and infrastructure.

Republic Realm has holdings in 13 metaverse platforms, has developed six metaverse real estate projects, and owns over 2,000 NFTs. Republic Realm is a placemaker in the metaverse. In addition to The Museum Collection, which is a digital culture museum for NFTs, we also developed Metajuku, the first metaverse shopping mall with retail tenants and leases; built Fantasy Islands, a luxury, master-planned real estate development in the Sandbox metaverse; and established Republic Realm Academy, the first online university set in the metaverse and driven completely by tuition NFTs.


Republic Realm is a leader
in metaverse innovation and investment
THE COINTELEGRAPH

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Realm.

Featured in:

coindesk Bloomberg The New York Times CNBC THE BLOCK REAL VISION HYPEBEAST

COINTELEGRAPH The future of money REUTERS Decrypt yahoo! finance ALJAZEERA BUSINESS INSIDER the HUSTLE

Republic Realm was named by CB Insights as one of the top companies building and contributing to the growth of the metaverse.


90+ companies building the metaverse
Software engines
Programming engines
Asset creation
Hardware interfaces
VR/AR & haptic tech
Products
Virtual worlds
Displays
Avatars
Asset marketplaces
Financial services
Created by You. Powered by CBINSIGHTS

Source: CBInsights.com - Metaverse Market Map Sept 21, 2021.

Republic Realm is based in the US and backed by Galaxy Interactive, Animoca Brands, Dragonfly Capital, NGC Ventures, Polygon, Avalanche, Valor Equity Partners, Everblue and executives from GoldenTree

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Management Fees

Realm will pay the Manager a base management fee equal to 0.5%, per fiscal quarter, of the aggregate contributed capital of the common shareholders.

In addition, Realm will pay the Manager, annually, an incentive management fee equal to twenty five percent (25%) of the amount, if any, by which (a) the Company's net asset value ("NAV"), as calculated as of the end of that fiscal year, exceeds (b) NAV, as calculated as of the start of that fiscal year. The Incentive Fee will be payable in common shares.

Offering

We are currently Testing the Waters for a potential Regulation A+ offering for our common shares, which as of November 2, 2021 were valued at $205.57 per share. We anticipate that the offering would seek to raise up to $75,000,000 with a minimum investment of $1,000. The price per share will be updated prior to the offering based on a more recent net asset value per share.

Disclaimers

*Past performance is no guarantee of future results

Realm Metaverse Real Estate Inc. is "testing the waters" to gauge market demand from potential investors for a potential offering under Tier II of Regulation A of the Securities Act. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of an offering circular by the Securities and Exchange Commission ("SEC") and approval of any other required government or regulatory agency. An indication of interest

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Certain information contained herein constitutes “forward-looking statements,” which can be identified by future dates or the use of terms such as “may,” “will,” “should,” “could,” “would,” “potential,” “continue,” “expects,” “anticipates,” “projects,” “future,” “targets,” “intends,” “plans,” “believes,” (or the negatives thereof) or other variations thereon or comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond the control of the issuer. Actual results, dates, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. The forward-looking events discussed in this Presentation may not occur. Realm Metaverse Real Estate Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Nothing in this article should be construed as a recommendation to buy, sell, or hold any investment or security or to engage in any investment strategy or transaction.

This notice should not be construed as an offering of securities or as investment advice or any recommendation as to an investment or other strategy by Republic Core LLC (“Republic Core”) or any of its affiliates. Republic Core is being compensated $1,250,000 for technical and compliance services associated with the offering. Republic Core nor any of its affiliates has independently verified any of the information provided or makes any assurances as to the completeness, accuracy or reliability of any such information provided by Realm Metaverse Real Estate, Inc. This web page may contain external links to third-party content (content hosted on sites unaffiliated with Republic Core), and neither Republic Core nor any of its affiliates makes any representations whatsoever regarding any third-party content/sites that may be accessible directly or indirectly from this post. Linking to any such third-party sites in no way implies or constitutes an endorsement or affiliation of any kind between Republic Core (or any of its affiliates) and any third-party. Republic Core is a subsidiary within a family of companies owned by OpenDeal Inc. (together sometimes referred to as “Republic”). Republic and its affiliates do not provide tax, accounting or legal advice — all recipients are advised to consult with their own advisers.

About Realm Metaverse Real Estate

Legal Name	Realm Metaverse Real Estate Inc.
Founded	Mar 2021
Form	Delaware Corporation
Employees	0
Social Media	
Headquarters	350 Main Street, Lakeville, CT, United States

Realm Metaverse Real Estate Team

Everyone helping build Realm Metaverse Real Estate, not limited to employees

Jesse Stein
Co-President, Director

Janine Yorio
Co-President, Director

Andrew Durgee
Director

Julia Schwartz
Republic Realm

TJ Kawamura

Kostas Ketikidis

Andrew Derouen

James Goede

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Russell Einbinder
Republic Realm

Gatsby Frimpong
Republic Realm

Katie Witkin
Republic Realm

Alex Dodenhoff
Republic Realm

Paul Kamuf
Republic Realm

Brian Watson
Republic Realm

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interest in the potential offering, please note that pursuant to SEC Rule 252 (i) that no money or other consideration is being solicited thereby, and if sent in response, will not be accepted, (ii) no sales will be made or commitments to purchase accepted until the offering statement for the potential offering is qualified by the U.S. Securities and Exchange Commission, (iii) any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date, and (iv) an indication of interest is non-binding and involves no obligation or commitment of any kind.

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